Exhibit 99.1

Garrett Motion Reports Second Quarter 2020 Financial Results

Second Quarter 2020 Highlights

•	Net sales totaled $477 million, a decrease of 40.5% on a reported basis and 39.2% at constant currency*
•	Net loss totaled $9 million, or ($0.12) per basic and diluted share
•	Adjusted net income* was $5 million, or $0.07 per basic and diluted share
•	Adjusted EBITDA* decreased to $63 million; Adjusted EBITDA margin* was 13.2%
•	Adjusted free cash flow* totaled ($174) million
•	Secured net debt to consolidated EBITDA ratio* was 3.07x at June 30, 2020

First Half 2020 Highlights

•	Net sales totaled $1,222 million, a decrease of 25.4% on a reported basis and 23.6% at constant currency*
•	Net income totaled $43 million, or $0.57 per basic and diluted share
•	Adjusted net income* was $73 million, or $0.97 per basic share and $0.96 per diluted share
•	Adjusted EBITDA* decreased to $171 million; Adjusted EBITDA margin* was 14.0%
•	Adjusted free cash flow* totaled ($117) million

ROLLE, Switzerland, July 30, 2020 – Garrett Motion Inc. (NYSE: GTX), a leading differentiated technology provider for the automotive industry, today announced its financial results for the second quarter and six months ended June 30, 2020.

Q2 2020	Q2 2019	$ millions (unless otherwise noted)	H1 2020	H1 2019
477	802	Net sales	1,222	1,637
393	620	Cost of goods sold	996	1,259
84	182	Gross profit	226	378
17.6%	22.7%	Gross profit %	18.5%	23.1%
51	58	Selling, general and administrative	112	118
2	87	Income before taxes	55	184
(9)	66	Net (loss) income	43	139
5	83	Adjusted net income*	73	175
63	154	Adjusted EBITDA*	171	313
13.2%	19.2%	Adjusted EBITDA margin*	14.0%	19.1%
24	30	Expenditures for property, plant and equipment	63	51

*	See reconciliations to the nearest GAAP measure in pages 5-13.

“Our performance for the second quarter and first half of 2020 reflects the various effective actions we have taken flexing our global operating structure and executing strict cost controls to confront the COVID-19 pandemic,” said Olivier Rabiller, Garrett President and CEO. “All of our manufacturing facilities have safely resumed operations with plants in China producing at pre-crisis levels while Europe and North America are slowly improving in-line with demand. I am proud of the dedication and resolve our employees have demonstrated during this challenging period, teaming together to maintain business continuity and support our local communities.”

“We also successfully amended our credit agreement and further postponed payments to our former parent in the second quarter,” Mr. Rabiller added. “As we gradually implement a comprehensive return-to-work program that adheres to best practices, we continue to focus on meeting customer commitments. We remain concerned however of a return to lower production levels, plant shutdowns and a challenging demand environment extending into 2021, which could further challenge our capital structure and limit our ability to expand on our strategy now and in the future. Garrett’s proven track record in operational excellence has helped us navigate the current pandemic-induced downturn. Although the market environment remains highly uncertain, we continue to benefit from our robust infrastructure and agile working capabilities as we execute on our long-term strategy and lead the evolution of advanced turbocharging, electric-boosting, and software solutions for the global automotive industry.”

Results of Operations

Net sales for the second quarter of 2020 were $477 million compared to $802 million in the second quarter of 2019, a decrease of 40.5%. Net sales at constant currency decreased 39.2%. During the second quarter of 2020, Garrett’s manufacturing facilities in Mexico and India were shut down for approximately five weeks due to the COVID-19 pandemic before gradually restarting operations. Additionally, facilities across Europe reduced production in response to lower demand and local government mandates stemming from the pandemic. Reported net sales in the second quarter for light vehicles OEM products decreased $231 million due to lower diesel volumes in Europe and Asia as well as lower gasoline volumes in Europe and North America. This decline was partially offset by higher gasoline volumes in China due to increased turbocharger penetration in gasoline engines and new product launches. Reported net sales for commercial vehicles and aftermarket products declined by $62 million and $28 million, respectively, mainly as a result of lower volumes in Europe and North America.

For the six months ended June 30, 2020, reported net sales totaled $1,222 versus $1,637 million for the six months ended June 30, 2019. Net sales at constant currency decreased 23.6% for the six months ended June 30, 2020.

Cost of goods sold for the second quarter of 2020 was $393 million versus $620 million in the second quarter of 2019 primarily due to lower volumes stemming from the impact of COVID-19. Research and development expenses in the quarter decreased to $25 million from $29 million in the second quarter of 2019.

For the six months ended June 30, 2020, cost of goods sold was $996 million, compared to $1,259 million for the same period in 2019. Research and development expenses were $52 million for the six months ended June 30, 2020 versus $61 million for the same period in 2019.

Gross profit percentage for the second quarter of 2020 declined to 17.6% from 22.7% in the second quarter of 2019 primarily due to lower volume leverage.

For the six months ended June 30, 2020, gross profit percentage was 18.5% compared to 23.1% for the six months ended June 30, 2019.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2020 decreased to $51 million from $58 million in the prior year period due to the implementation of cost controls to mitigate the impact of the COVID-19 pandemic on Garrett’s performance, partially offset by higher professional service fees. As a percentage of net sales, SG&A for the quarter was 10.7% versus 7.2% in the second quarter of 2019.

For the six months ended June 30, 2020, SG&A totaled $112 million compared to $118 million for the same period in 2019. As a percentage of net sales, SG&A increased to 9.2% from 7.2% for the six months ended June 30, 2019, primarily due to lower net sales.

Other expenses - net for the second quarter of 2020 decreased to $15 million versus $17 million in the second quarter of 2019 due to a decrease in legal fees in connection with Garrett’s indemnification and reimbursement agreement with Honeywell (the “Subordinated Indemnity Agreement”).

Other expenses - net for the six months ended June 30, 2020 totaled $31 million versus $36 million for the same period in 2019.

Interest expense for the second quarter of 2020 was $20 million versus $18 million in the second quarter of 2019 mainly due to the higher fees related to drawdowns on the company’s revolving credit facility and amendments to Garrett’s credit agreement. For the six months ended June 30, 2020, interest expense totaled $36 million versus $34 million for the same period in 2019.

Net loss for the second quarter of 2020 was $9 million, or ($0.12) per basic and diluted share, compared to net income of $66 million, or $0.88 per basic share and $0.86 per diluted share, in the second quarter of 2019.

Adjusted net income, which excludes Honeywell indemnity obligation expenses and litigation fees, for the second quarter of 2020 was $5 million, or $0.07 per basic and diluted share. This compares to adjusted net income of $83 million, or $1.11 per basic share and $1.08 per diluted share, in the second quarter of 2019.

For the six months ended June 30, 2020, net income was $43 million, or $0.57 per basic and diluted share, compared to net income of $139 million, or $1.87 per basic share and $1.83 per diluted share, for the same period in 2019. Adjusted net income for the six months ended June 30, 2020 was $73 million, or $0.97 per basic share and $0.96 per diluted share, versus $175 million, or $2.35 per basic share and $2.30 per diluted share, for the same period in 2019.

Expenditures for property, plant and equipment (capital expenditures) for the second quarter of 2020 totaled $24 million, or 5.0% of net sales, compared to $30 million, or 3.7% of net sales, in the second quarter of 2019. For the six months ended June 30, 2020, capital expenditures were $63 million, or 5.2% of net sales, compared to $51 million, or 3.1% of net sales, for the six months ended June 30, 2019.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the second quarter of 2020 was $63 million versus $154 million for the same period in 2019. The Adjusted EBITDA margin decreased to 13.2% in the quarter from 19.2% in the second quarter of 2019 primarily due to lower volumes stemming from the impact of COVID-19. Adjusted free cash flow, which excludes Indemnity-related payments and mandatory transition tax (“MTT”) payments to Honeywell, was ($174) million for the second quarter of 2020 versus $27 million for the same period in 2019.

For the six months ended June 30, 2020, Adjusted EBITDA and Adjusted EBITDA margin were $171 million and 14.0%, respectively, compared to $313 million and 19.1% for the same period in 2019. For the six months ended June 30, 2020, adjusted free cash flow was ($117) million versus $80 million for the same period in 2019.

Liquidity and Capital Resources

As of June 30, 2020, Garrett had $482 million in available liquidity, including $139 million in cash and cash equivalents and approximately $347 million undrawn commitments under its revolving credit facility, partially offset by $4 million in uncommitted debt.

As of June 30, 2020, consolidated debt was $1,572 million, an increase of approximately $88 million compared to March 31, 2020. As of June 30, 2020, net debt totaled $1,433 million, an increase of approximately $203 million compared to March 31, 2020. Secured Net Debt to Consolidated EBITDA (as defined in Garrett’s amended credit agreement) was 3.07x as of June 30, 2020 versus 2.44x as of March 31, 2020. During the second quarter of 2020, Garrett reached an agreement with its senior lenders under the credit agreement to, among other items, amend certain covenants and conditions, including a modified maximum leverage ratio and a waiver of the interest coverage ratio requirements for up to a two-year period through June 30, 2022. Garrett’s weighted average stated interest rate was approximately 3.6% as of June 30, 2020, and the company has no significant debt maturities before September 2023.

Conference Call

Garrett will host a conference call on Thursday, July 30, 2020 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10146088. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through August 13, 2020 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10146088. The webcast will also be archived on Garrett’s website.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the anticipated impact of the COVID-19 pandemic on our business, financial results and financial condition, expectations regarding global automotive demand and execution of our strategy. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to risks related to the COVID-19 pandemic and its impact on our business, financial results and financial condition, risks related to our debt and those risks described in our annual report on Form 10-K for the year ended December 31, 2019, as updated by our quarterly report on Form 10-Q for the period ended June 30, 2020, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBITDA, Adjusted EBITDA, Net Debt, Consolidated Debt, Secured Net Debt, Net Debt to Consolidated EBITDA ratio, Consolidated Debt to Consolidated EBITDA ratio, Secured Net Debt to Consolidated EBITDA ratio, Adjusted Free Cash Flow, Consolidated EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share (“EPS”), Cash flow from operations minus capital expenditures, Free Cash Flow, Adjusted Free Cash Flow Conversion, constant currency sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin and Consolidated EBITDA are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly report for the period ended June 30, 2020.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions, except per share data)	2020	2019	2020	2019
Net sales	$477	$802	$1,222	$1,637
Cost of goods sold	393	620	996	1,259
Gross profit	$84	$182	$226	$378
Selling, general and administrative expenses	51	58	112	118
Other expense, net	15	17	31	36
Interest expense	20	18	36	34
Non-operating (income) expense	(4)	2	(8)	6
Income before taxes	$2	$87	$55	$184
Tax expense	11	21	12	45
Net (loss) income	$(9)	$66	$43	$139
Earnings (loss) per common share
Basic	$(0.12)	$0.88	$0.57	$1.87
Diluted	$(0.12)	$0.86	$0.57	$1.83
Weighted average common shares outstanding
Basic	75,595,991	74,591,478	75,316,827	74,414,450
Diluted	75,845,511	76,900,544	75,837,459	76,129,821

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Net (loss) income	$(9)	$66	$43	$139
Foreign exchange translation adjustment	(50)	(34)	(11)	25
Defined benefit pension plan adjustment, net of tax	—	—	—	1
Changes in fair value of effective cash flow hedges, net of tax	(2)	(1)	(2)	2
Total other comprehensive (loss) income, net of tax	$(52)	$(35)	$(13)	$28
Comprehensive (loss) income	$(61)	$31	$30	$167

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$139	$187
Accounts, notes and other receivables—net	554	707
Inventories—net	234	220
Other current assets	77	85
Total current assets	1,004	1,199
Investments and long-term receivables	34	36
Property, plant and equipment—net	457	471
Goodwill	193	193
Deferred income taxes	272	268
Other assets	106	108
Total assets	$2,066	$2,275
LIABILITIES
Current liabilities:
Accounts payable	705	1,009
Borrowings under revolving credit facility	135	—
Current maturities of long-term debt	4	4
Obligations payable to Honeywell, current	37	69
Accrued liabilities	284	310
Total current liabilities	1,165	1,392
Long-term debt	1,403	1,409
Deferred income taxes	35	51
Obligations payable to Honeywell	1,304	1,282
Other liabilities	262	274
Total liabilities	$4,169	$4,408
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized, 76,008,388 and 74,911,139 issued and 75,630,561 and 74,826,329 outstanding as of June 30, 2020 and December 31, 2019 respectively	—	—
Additional paid-in capital	24	19
Retained earnings	(2,244)	(2,282)
Accumulated other comprehensive income	117	130
Total stockholders' deficit	(2,103)	(2,133)
Total liabilities and stockholders' deficit	$2,066	$2,275

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
($ in millions)	2020	2019
Cash flows from operating activities:
Net income	$43	$139
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(5)	—
Depreciation	37	35
Amortization of deferred issuance costs	3	3
Foreign exchange loss	3	11
Stock compensation expense	6	9
Pension expense	—	3
Other	4	6
Changes in assets and liabilities:
Accounts, notes and other receivables	114	(42)
Inventories	(23)	(26)
Other assets	(11)	14
Accounts payable	(231)	(14)
Accrued liabilities	(16)	(48)
Obligations payable to Honeywell	(8)	(61)
Other liabilities	(11)	8
Net cash (used for) provided by operating activities	$(95)	$37
Cash flows from investing activities:
Expenditures for property, plant and equipment	(63)	(51)
Other	(1)	18
Net cash used for investing activities	$(64)	$(33)
Cash flows from financing activities:
Proceeds from revolving credit facility	1,023	300
Payments of revolving credit facility	(904)	(300)
Payments of long-term debt	(2)	(21)
Other	(3)	4
Net cash provided by (used for) financing activities	114	(17)
Effect of foreign exchange rate changes on cash and cash equivalents	(3)	(1)
Net decrease in cash and cash equivalents	(48)	(14)
Cash and cash equivalents at beginning of period	187	196
Cash and cash equivalents at end of period	$139	$182

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA(1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,	For the Twelve Months Ended March 31,	For the Twelve Months Ended June 30,
($ in millions)	2020	2019	2020	2019	2020	2020	2019
Net (loss) income — GAAP	$(9)	$66	$43	$139	$217	$292	$1,137
Tax expense	11	21	12	45	—	10	(777)
Profit before taxes	2	87	55	184	217	302	360
Net interest expense (income)	19	15	34	30	65	61	46
Depreciation	18	16	37	35	75	73	71
EBITDA (Non-GAAP)	39	118	126	249	357	436	477
Other expense, net (which primarily consists of indemnification, asbestos and environmental expenses) (2)	14	17	30	36	34	37	75
Non-operating (income) expense (1), (3)	(3)	(3)	(5)	(2)	3	6	—
Stock compensation expense (4)	4	4	6	9	15	15	18
Repositioning charges (5)	1	2	6	3	5	6	3
Spin-Off costs (6)	—	8	—	10	20	22	16
Professional service costs (7)	9	—	9	—	9	—	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(1)	8	(1)	8	(2)	7	1
Adjusted EBITDA (Non-GAAP)	$63	$154	$171	$313	$441	$529	$590
Adjusted EBITDA Margin (Non-GAAP) % (8)	13.2%	19.2%	14.0%	19.1%	15.6%	16.8%	18.3%
FX Hedging (gain) / loss (net)	(8)	—	(2)	(2)	—	10	12
Subordinated Indemnity Agreement	(2)	(38)	(37)	(76)	(114)	(150)	(161)
Add-back of gross interest expense (9)	—	3	2	4	5	3	11
Other non-recurring, non-cash expense	10	—	4	—	14	5	2
Add-back of non-cash pension costs (10)	—	1	—	2	5	12	2
Consolidated EBITDA	$63	$120	$138	$241	$351	$409	$456

(1)

We have elected to change our definition of Adjusted EBITDA and Consolidated EBITDA to exclude the non-service component of pension expense. Non-service pension expense is comprised of interest costs, expected return on plan assets and actuarial gains/losses. The components of non-service pension expense are primarily tied to financial market performance, changes in market interest rates and investment performance. The service cost component of our pension plans remains in Adjusted EBITDA. We consider the non-service component of pension expense to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA including only the service component of pension expense, in addition to our GAAP operating results, provides increased transparency as to the operating costs of providing pension benefits to our employees and the underlying trends in our operating business performance. As a result, the prior periods presented were recast to conform to the current year presentation.

(2)

The accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Subordinated Indemnity Agreement with Honeywell entered into on September 12, 2018, under which Garrett ASASCO is required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 17, Commitments and Contingencies of Notes to the Consolidated Interim Financial Statements.

(3)

Non-operating (income) expense adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.

(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)

Spin-Off costs primarily include costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018. During the fourth quarter of 2019 additional spin-off costs related to the first three quarters of 2019 were identified and included within the adjustment for the three and twelve months end December 31, 2019 as presented in our 2019 Form 10K.  As a result, the three and six months ended June 30, 2019 were recast to include these additional costs.

(7)	Professional service costs consist of professional service fees to support strategic planning for the Company. We consider these costs to be unrelated to our ongoing core business operations.
(8)	Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.
(9)	Consolidated EBITDA definition permits the add-back of gross interest expense (i.e. excluding interest income), vs. net interest expense in Adjusted EBITDA.
(10)	Consolidated EBITDA definition permits the add-back of non-cash pension service costs.

Reconciliation of Constant Currency Sales % Change(1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Garrett
Reported sales % change	(41%)	(9%)	(25%)	(9%)
Less: Foreign currency translation	(2%)	(5%)	(1%)	(5%)
Constant currency sales % change	(39%)	(4%)	(24%)	(4%)

Gasoline
Reported sales % change	(31%)	14%	(10%)	11%
Less: Foreign currency translation	(2%)	(7%)	(2%)	(7%)
Constant currency sales % change	(29%)	21%	(8%)	18%

Diesel
Reported sales % change	(55%)	(23%)	(37%)	(23%)
Less: Foreign currency translation	(1%)	(4%)	(1%)	(6%)
Constant currency sales % change	(54%)	(19%)	(36%)	(17%)

Commercial vehicles
Reported sales % change	(38%)	(7%)	(28%)	(5%)
Less: Foreign currency translation	(1%)	(3%)	(1%)	(4%)
Constant currency sales % change	(37%)	(4%)	(27%)	(1%)

Aftermarket
Reported sales % change	(29%)	(6%)	(23%)	(4%)
Less: Foreign currency translation	(1%)	(3%)	(1%)	(4%)
Constant currency sales % change	(28%)	(3%)	(22%)	(—%)

Other Sales
Reported sales % change	(29%)	(15%)	(27%)	(20%)
Less: Foreign currency translation	(1%)	(4%)	(2%)	(5%)
Constant currency sales % change	(28%)	(11%)	(25%)	(15%)

1 We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations less Expenditures for property, plant and equipment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Net cash (used for) provided by operating activities	$(152)	$1	$(95)	$37
Expenditures for property, plant and equipment	$(24)	$(30)	$(63)	$(51)
Cash flow from operations less Expenditures for property plant and equipment	$(176)	$(29)	$(158)	$(14)

Reconciliation of Long-Term Debt to Net Debt

($ in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Long-term debt	$1,403	$1,389	$1,552
Short-term debt	4	4	14
Deferred finance costs	29	25	33
Overdraft on bank accounts	—	—	—
Revolving credit facility	132	66	—
Uncommitted facility	4	—	—
Consolidated debt	1,572	1,484	1,598
Cash and cash equivalents	(139)	(254)	(182)
Net debt	1,433	1,230	1,416

Reconciliation of Net Debt and Consolidated Debt, and Related Ratios

($ in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Secured debt	$1,044	$1,033	$1,200
Revolving credit facility	132	66	—
Unsecured debt	392	385	398
Uncommitted facility	4	—	—
Consolidated debt*	1,572	1,484	1,598
Cash and cash equivalent	(139)	(254)	(182)
Net debt	1,433	1,230	1,416
Consolidated EBITDA (last 12 months)	$351	$409	$456
Net debt to Consolidated EBITDA ratio	4.08X	3.01X	3.11X
Consolidated debt to Consolidated EBITDA ratio*	4.48X	3.63X	3.50X
* Consolidated debt excluding net debt relating to hedge obligations

Reconciliation of Secured Net Debt and Related Ratio

($ in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Secured debt	$1,044	$1,033	$1,200
Revolving credit facility	132	66	—
Cash adjustment*	(100)	(100)	(100)
Secured Net debt	1,076	999	1,100
Consolidated EBITDA (last 12 months)	$351	$409	$456
Secured Net debt to Consolidated EBITDA ratio	3.07X	2.44X	2.41X
* The lesser of Available Unrestricted Cash on such day and $100,000,000

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Free Cash Flow and Free Cash Flow (FCF)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Net (loss) income — GAAP	$(9)	$66	$43	$139
Tax expense	11	21	12	45
Profit before taxes	2	87	55	184
Net interest expense (income)	19	15	34	30
Depreciation	18	16	37	35
EBITDA (Non-GAAP)	39	118	126	249
Other expense, net (which consists of indemnification, asbestos and environmental expenses)	14	17	30	36
Non-operating (income) expense	(3)	(3)	(5)	(2)
Stock compensation expense	4	4	6	9
Repositioning charges	1	2	6	3
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(1)	8	(1)	8
Spin-Off costs	—	8	—	10
Professional service costs	9	—	9	—
Adjusted EBITDA (Non-GAAP) included in Form 10-K	63	154	171	313
Change in working capital and accrued liabilities	(172)	(61)	(156)	(130)
Taxes (without MTT)	(3)	(45)	(6)	(57)
Capital expenditures	(24)	(30)	(63)	(51)
Other	(8)	29	(26)	33
Interests	(30)	(20)	(37)	(28)
Adjusted FCF	(174)	27	(117)	80
Subordinated Indemnity Agreement and MTT	(2)	(56)	(41)	(94)
FCF	$(176)	$(29)	$(158)	$(14)

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Net (loss) income - GAAP	$(9)	$66	$43	$139
Add back Subordinated Indemnity Agreement expenses and litigation fees	14	17	30	36
Adjusted net income (Non-GAAP)	$5	$83	$73	$175
Weighted average common shares outstanding - basic	75,595,991	74,591,478	75,316,827	74,414,450
Weighted average common shares outstanding - diluted	75,845,511	76,900,544	75,837,459	76,129,821
Adjusted earnings per common share - basic (Non-GAAP)	$0.07	$1.11	$0.97	$2.35
Adjusted earnings per common share - diluted (Non-GAAP)	$0.07	$1.08	$0.96	$2.30

Reconciliation of Net Income to Adjusted FCF Conversion

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Net (loss) income - GAAP	$(9)	$66	$43	$139
Add back Subordinated Indemnity Agreement expenses and litigation fees	14	17	30	36
Adjusted net income (Non-GAAP)	$5	$83	$73	$175
Adjusted free cash flow	$(174)	$27	$(117)	$80
Adjusted free cash flow conversion	(3,480%)	33%	(160%)	46%